Exhibit 99.1

Contacts: Joyce Schuldt, Executive VP & CFO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-e.com DRG&E / (713) 529-6600
FOR IMMEDIATE RELEASE
AMERICAN STOCK EXCHANGE ACCEPTS PIONEER DRILLING’S
CONTINUED LISTING PLAN
SAN ANTONIO, Texas, June 27, 2008 — Pioneer Drilling Company (AMEX: PDC) announced today that it has been notified by the American Stock Exchange (“AMEX”) that AMEX has accepted the Company’s plan to regain compliance with the AMEX continued listing standards and that the Company’s listing will be continued pursuant to an extension.
     The Company previously submitted a plan to AMEX outlining its ability to regain compliance with the AMEX continued listing standards. This plan was prepared in response to a letter from AMEX advising the Company that, as a result of the Company’s failure to timely file its quarterly report on Form 10-Q for the quarter ended March 31, 2008, the Company is not in compliance with the AMEX continued listing standards.
     The Company will be subject to periodic review by AMEX during the extension period, which ends on August 13, 2008. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from AMEX.
About Pioneer Drilling Company
     Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia though its Drilling Services Division. The Company also provides workover rig, wireline, and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Production Services Division. Its fleet consists of 69 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet, 64 workover rigs (60 550-horsepower rigs, 3 600-horsepower rigs and 1 400-horsepower rig), 52 wireline units, and fishing and rental tools.

Forward-Looking Statements
     This news release contains forward-looking statements regarding future events and is subject to risks and uncertainties. Statements in this news release that are not historical, including statements regarding the Company’s or its management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution you that there are some factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to, whether the Company will satisfy the conditions contained in it compliance plan submitted to AMEX. The Company refers you to the documents it files from time to time with the SEC, specifically the section titled “Item 1A. Risk Factors” of the Company’s most recent Annual Report filed on Form 10-K, which contains and identifies other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
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